Exhibit 99.1

               Innovex Announces Fiscal 2007 First Quarter Results

     MAPLE PLAIN, Minn.--(BUSINESS WIRE)--Jan. 15, 2007--Innovex (Nasdaq:INVX) today reported revenue of $26.0 million and revenue excluding pass through material of $13.9 million for the fiscal 2007 first quarter ending December 31, 2006. In the fiscal 2006 first quarter the Company reported revenue of $50.5 million and revenue excluding pass through material of $27.6 million.

     The Company's net loss was $6.3 million or $0.33 per share in the fiscal 2007 first quarter as compared to a net loss of $9.8 million or $0.51 per share in the prior year first quarter. The fiscal 2007 first quarter includes restructuring charges of $1.8 million or $0.10 per share. The Company's fiscal 2007 first quarter net loss excluding the restructuring charge was $4.5 million or $0.23 per share. The Company's fiscal 2006 first quarter net income was $160,000 or $0.01 per share excluding restructuring charges of $9.9 million.

     The restructuring charges are primarily related to the Company's plan to accelerate end of life production for Flex Suspension Assembly (FSA) flexible circuits in Litchfield and discontinue use of that facility by the end of March 2007. Concurrent with FSA flexible circuit production end-of-life, the Company will also accelerate production end-of-life at its Eastlake, Ohio laminate material manufacturing facility, where it manufactures FSA flexible circuit laminate materials. Post restructuring, all of the Company's manufacturing operations will be located in Thailand. The closure of the Litchfield and Eastlake facilities will mark the end of a three year effort to lower the Company's cost structure and move all manufacturing operations offshore. Offshore manufacturing became a critical component of the cost leadership strategy the Company adopted three years ago when it learned its FSA product would become obsolete.

     The fiscal 2007 first quarter operating results continue to be impacted by low revenue levels primarily related to the FSA product end-of-life and delays in the ramp up of new Flat Panel Display (FPD) programs. Revenue and revenue excluding pass-through for the March 2007 quarter is expected to be similar to the fiscal 2007 first quarter.

     FSA products constituted 54% of the Company's net sales for the fiscal 2007 first quarter, AFC revenue was 37%, FPD product revenue was 3%, integrated circuit packaging application revenue was 4% and network system and other application revenue was 2%.

     "Our new FPD product ramps continue to experience delays," commented William P. Murnane, Innovex's President and CEO. "Although we are frustrated by the delays, we remain confident that our FPD business will return to historical levels in 2007. We are currently designed in and qualified on more than ten new FPD programs that are scheduled to ramp to volume in 2007.

     "Our restructuring remains on schedule. When the restructuring is complete in the June 2007 quarter we will have lowered our annual breakeven point to approximately $70 million of revenue excluding pass through material, which represents a reduction over the past 3 years of almost 40% from a breakeven of $115 million of revenue excluding pass through material in 2004."

     Cash used in operating activities in the fiscal 2007 first quarter was $4.9 million. The Company had a cash balance of $15.8 million at December 31, 2006, an increase of $5.9 million from September 30, 2006. Total long and short-term debt outstanding at December 31, 2006 was $41.9 million, an increase of $13.0 million from September 30, 2006. Capital expenditures for the fiscal 2007 first quarter were $2.2 million. Capital expenditures are expected to be approximately $8 million in fiscal 2007 and will primarily support cost reduction projects.

     The Company entered into a new credit facility on December 19, 2006 with Bank of Ayhudya Public Company Limited and TMB Bank Public Company Limited for 600 million Thai baht (approximately $17 million USD). The increase in cash and long-term debt for the fiscal 2007 first quarter was primarily driven by the Company drawing down approximately $7.6 million of the new facility prior to the end of the quarter. Cash availability under the Company's existing credit facilities as of December 31, 2006 was approximately $37.4 million.

     "We are pleased that our Thailand banks continue to support and show confidence in our restructuring and business development efforts," stated Murnane. "The expanded credit facility in Thailand will provide more than adequate cash resources to complete our restructuring and support the revenue growth expected in the second half of fiscal 2007."

     Conference Call & Live Webcast

     Innovex will conduct a conference call and webcast for investors beginning at 5:00 p.m. Eastern Time (ET) on Monday, January 15, 2007. During the conference call, Mr. Murnane and senior managers will discuss the Company's future product, revenue, mix and margin expectations along with historical results.

     To listen to the live conference call, dial 785-830-1921 and ask for conference ID "Innovex." The live webcast will be available at www.innovexinc.com/investor.shtml. A replay of the call will be available 6:00 p.m. ET on Monday, January 15, 2007 through 11:59 p.m. ET on Wednesday, January 17, 2007. To access the replay, dial (402) 220-6948 and ask for conference ID "Innovex." The webcast version of the conference call will be archived at www.innovexinc.com/investor.shtml.

     About Innovex, Inc.

     Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex's products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex's products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

     Safe Harbor for Forward Looking Statements

     Except for historical information contained herein, the matters discussed in this press release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, impact of restructuring charges, changes in product mix, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, fluctuations in financial results and other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.


                            INNOVEX, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                            (In thousands)

                                       Three Months Ended December 31,
                                       -------------------------------
                                            2006            2005
                                       --------------- ---------------

Net sales                                     $26,017         $50,508
Costs and expenses:
 Cost of sales                                 25,498          44,348
 Selling, general and administrative            3,158           3,647
 Royalty expense to equity investee               206             411
 Engineering                                    1,000           1,389
 Restructuring charges                          1,841           9,929
 Net interest expense                             534             449
 Net other (income) expense                       106             104
                                       --------------- ---------------
Income (loss) before income taxes              (6,326)         (9,769)

Provision for income taxes                          -               -
                                       --------------- ---------------

Net income (loss)                             ($6,326)        ($9,769)
                                       =============== ===============

Net income (loss) per share:
    Basic                                      ($0.33)         ($0.51)
                                       =============== ===============
    Diluted                                    ($0.33)         ($0.51)
                                       =============== ===============

Weighted average shares outstanding:
    Basic shares                               19,381          19,227
                                       =============== ===============
    Diluted shares                             19,381          19,227
                                       =============== ===============


                            INNOVEX, INC.
                     CONSOLIDATED BALANCE SHEETS
                            (In thousands)
                                              December 31 September 30
Assets                                           2006        2006
                                              ----------- ------------
  Cash and short-term investments                $15,765       $9,819
  Accounts receivable, net                        12,363       14,152
  Inventory                                       11,438       12,009
  Other current assets                             3,429        2,545
----------------------------------------------------------------------
     Total current assets                         42,995       38,525
  Property, plant and equipment, net              51,680       51,560
  Intangible & other assets, net                   3,942        4,082
----------------------------------------------------------------------
      Total assets                               $98,617      $94,167
                                              =========== ============


Liabilities and Stockholders' Equity
  Current maturities of long-term debt           $10,406       $9,045
  Line of credit                                   5,786            0
  Accounts payable                                13,419       15,724
  Other current liabilities                        3,971        4,089
----------------------------------------------------------------------
     Total current liabilities                    33,582       28,858
  Long-term debt                                  25,702       19,800
  Stockholders' equity                            39,333       45,509
----------------------------------------------------------------------
      Total liabilities and stockholders'
       equity                                    $98,617      $94,167
                                              =========== ============


                            INNOVEX, INC.
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                            (In thousands)
                                       Three months ended December 31,
                                       -------------------------------
                                            2006            2005
                                       ---------------- --------------
Cash Flows From Operating Activities:
 Net income (loss)                             ($6,326)       ($9,769)
 Adjustments to reconcile net income
 (loss) to net cash provided by
 operating activities:
     Depreciation and amortization               2,115          2,966
     Asset impairment charges                        -          9,196
     Stock option expense                          147            178
     Other non-cash items                          (11)           171
     Changes in operating assets and
      liabilities:
        Accounts receivable                      1,788          8,360
        Inventories                                572            349
        Other current assets                      (884)          (319)
        Other long term assets                     140             91
        Accounts payable                        (2,305)           938
        Other current liabilities                 (118)          (430)
                                       ---------------- --------------
Net cash provided by (used in)
 operating activities                           (4,882)        11,731

Cash Flows From Investing Activities:
    Capital expenditures                        (2,240)        (1,290)
    Proceeds from sale of assets                    17             13
                                       ---------------- --------------
Net cash used in investing activities           (2,223)        (1,277)

Cash Flows From Financing Activities:
  Net long-term debt activity                    7,262            (63)
  Net line of credit activity                    5,786        (13,881)
  Proceeds from exercise of stock
   options                                           3           (155)
                                       ---------------- --------------
  Net cash provided by (used in)
   financing activities                         13,051        (14,099)
                                       ---------------- --------------
Increase (decrease) in cash and
 equivalents                                     5,946         (3,645)
Cash and equivalents at beginning of
 period                                          9,819         12,914
                                       ---------------- --------------
Cash and equivalents at end of period          $15,765         $9,269
                                       ================ ==============


     CONTACT: Innovex, Inc.
              Douglas W. Keller, VP - Finance, 763-479-5300
              Facsimile: 763-479-5395
              Internet: http://www.innovexinc.com